Exhibit 99.1
For further Information, contact:
Ashley Ammon MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM CORPORATION REPORTS RECEIPT OF
NONCOMPLIANCE NOTICE FROM NASDAQ
PORTLAND, Oregon, May 23, 2007 — TRM Corporation (NASDAQ: “TRMM”) announced today that, on May 17, 2007, it received a NASDAQ Staff Determination notice that, due to the Company’s delayed filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, the Company was not in compliance with Marketplace Rule 4310(c)(14). As was previously disclosed, the Company had previously not been in compliance with NASDAQ Marketplace Rule 4310(c)(14) because it did not file an Annual Report on Form 10-K for the fiscal year ended December 31, 2006 in a timely manner. However, the Company filed its Form 10-K for fiscal 2006 today. The late Form 10-Q serves as additional grounds for possible delisting of the Company’s common stock from The NASDAQ Global Market. The Company has a hearing before a NASDAQ Listing Qualifications Panel to appeal its possible delisting. There can be no assurance that the Panel will grant the Company’s request for continued listing.
As previously disclosed, the Company was delayed in filing its Form 10-K because of the complexity of determining the appropriate accounting for the substantial modifications made to the Company’s loan agreements in November 2006 and issues related to the preparation of the 2006 results of the four business segments accounting for over 45% of its total assets, which the Company sold in January 2007. The Company is also in the process of engaging a new independent registered public accounting firm (which it expects to conclude in the near future), since its present independent registered public accounting firm declined to be reappointed after completion of services related to the audit of the Company’s financial statements as of and for the year ended December 31, 2006 and the preparation of the Form 10-K in which such financial statements are included. Once a new independent registered public accounting firm is engaged, it will need sufficient time to complete the appropriate procedures and its review of the Form 10-Q. The Company intends to file the Form 10-Q as soon as practicable after the newly engaged independent registered public accounting firm completes its review.
About TRM
TRM Corporation is a consumer services company that primarily provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD-LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement.

Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as our ability to engage a new independent registered public accounting firm and finalize and file our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 in a reasonable amount of time and our ability to successfully appeal the NASDAQ Staff’s delisting determination so that our common stock remains listed. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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